Tidal Trust II 485BPOS

Exhibit 99.(h)(xxxviii)

Tidal Trust II

Fee Waiver Agreement

This Fee Waiver Agreement (the “Agreement”) is entered into on July 15, 2026, by and between Tidal Trust II, a Delaware statutory trust (the “Trust”), on behalf of its series set forth on Exhibit A attached hereto (each, a “Fund,” and collectively, the “Funds”), and Tidal Investments LLC (the “Adviser”), the investment adviser to each Fund.

BACKGROUND:

A.	The Trust and the Adviser have entered into an Investment Advisory Agreement, dated as of July 15, 2026, pursuant to which, inter alia, the Adviser provides, or arranges for the provision of, investment advisory and management services to each Fund, and for which it is compensated based on the average daily net assets of each Fund.

B.	The Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to enter into this Agreement to reduce the unitary management fee paid by each Fund to the Adviser for the term of this Agreement.

C.	This Background section and the Exhibit attached hereto are incorporated by reference into and made a part of this Agreement.

TERMS:

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:

1.	FEE WAIVER. The Adviser agrees to a reduction in each Fund’s unitary management fee to the corresponding level set forth on Exhibit A, which is calculated daily and paid monthly, at an annual rate of each Fund’s average daily net assets, effective with respect to a Fund upon the date set forth on Exhibit A. Any management fees waived with respect to each Fund under this Agreement are not subject to reimbursement to the Adviser by such Fund.

2.	TERM. This Agreement shall be effective with respect to a particular Fund from the date set forth in Exhibit A. The initial period under this Agreement shall be the longer of (a) one-year from the effective date of the Agreement, or (b) the effective date of the Fund’s next annual registration statement update. Following such initial period, the Agreement shall continue in effect with respect to a Fund for the longer of the following periods (a) additional one-year periods, (b) one-year periods from the date of Fund’s most recent annual registration statement update, or (c) such other period as may be agreed upon by the Trust, on behalf of a Fund, and the Adviser.

3.	AMENDMENT; TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of one or more Funds, upon sixty (60) days’ written notice to the Adviser. This Agreement may be modified or terminated prior to the end of the current term only by, or with the consent of, the Board of Trustees of the Trust. This Agreement will automatically terminate with respect to a Fund if the Investment Advisory Agreement is terminated with respect to such Fund, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination. Amendment or termination of this agreement does not require approval from Fund shareholders.

4.	ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5.	SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6.	GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the date first written above.

TIDAL TRUST II, on behalf of each of its series set forth on Exhibit A		TIDAL INVESTMENTS LLC

By:	/s/Eric Falkeis	By:	/s/Gavin Filmore
Name:	Eric Falkeis	Name:	Gavin Filmore
Title:	President	Title:	Chief Executive Officer
Date:	7/22/2026	Date:	8/3/2026

Approved by the Board of Trustees: July 15, 2026

Fee Waiver Agreement

Exhibit A

Fund Name	Unitary Management Fee	Fee Waiver	Unitary Management Fee (after fee waiver)	Effective Date
XFUNDS 1-3 Month BOX ETF	0.23%	0.05%	0.18%	Commencement of Operations

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